Exhibit 10.1

PERFORMANCE CASH AWARD AGREEMENT

THIS AWARD AGREEMENT is made and entered into as of May 10, 2017, by and between Pinnacle West Capital Corporation (the “Company”), and Donald E. Brandt (“Employee”).

BACKGROUND

A.
The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan (the “Plan”), pursuant to which Performance Cash Awards may be granted to employees of the Company and its subsidiaries.

B.	The Company desires to grant to Employee a Performance Cash Award under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:

AGREEMENT

1.
Grant of Award. Pursuant to action of the Human Resources Committee of the Board (the “HRC”), on March 29, 2017, the Company grants to Employee a maximum Performance Cash Award of $4,000,000 (the “Performance Cash Award Maximum”), with the specific amount of the Award that will be earned to be determined in accordance with the terms set forth hereunder and in Attachment A attached hereto (such earned amount, the “Performance Cash Award”).

2.
Award Subject to Plan. This Performance Cash Award is granted under and is expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control. Capitalized terms shall have the meanings ascribed to them herein, in Attachment A or in the Plan.

3.	Performance Period and Performance Criteria.

(a)	Performance Period. The Performance Period for this Award began on January 1, 2017 and ends on February 28, 2019.

(b)
Performance Criteria. No portion of the Performance Cash Award will be payable unless the Company’s average return on equity for the period beginning January 1, 2017 and ending December 31, 2017 is at least 8.00% (the “ROE Condition”) (except as set forth in Section 5(b) below). If the ROE condition is achieved, all, none or a portion of the Performance Cash Award Maximum may become payable, as described below. The Performance Cash Award Maximum is comprised of two tranches. Tranche 1 of the Performance Cash Award Maximum will be determined by the HRC based upon (i) the Company meeting the 2017 Earnings Threshold (as defined in Attachment A) and (ii) the satisfaction, by the ROE Determination Date, of Year 1 Milestones (as defined in Attachment A) towards the achievement of the S/D Goals (as defined in Attachment A). Tranche 2 of the Performance Cash Award Maximum will be based upon (i) the Company meeting the 2018 Earnings Threshold (as defined in Attachment A), and (ii) the achievement of the S/D Goals by the Award Determination Date. The ROE condition, the 2017 Earnings Threshold, the 2018 Earnings Threshold, the Year 1 Milestones and the S/D Goals are collectively referred to below as the “Award Conditions.”

(c)
Award Determination Dates. The HRC shall determine at the February 2018 HRC meeting (the “ROE Determination Date”) whether (i) the ROE Condition has been met, (ii) the 2017 Earnings Threshold has been met and (iii) the Year 1 Milestones have been met. The HRC shall determine at the February 2019 HRC meeting (the “Award Determination Date”) whether (i) the 2018 Earnings Threshold has been met and (ii) the S/D Goals have been met. The HRC’s determination at the ROE Determination Date whether the Year 1 Milestones have been met may not be revisited by the HRC for purposes of the determination of any subsequent Performance Cash Award, but such finding shall not prevent the HRC from determining at the Award Determination Date that the S/D Goals have been met.

(d)
Award Conditions Adjustments. The ROE Condition, the 2017 Earnings Threshold and the 2018 Earnings Threshold shall be adjusted to exclude (i) the impact of rate adjustments related to actions of the Arizona Corporation Commission (other than the rate case of the Company that is pending as of the date of this Award Agreement), and (ii) the effects of any retirement, or other adjustments to the carrying value, of the Company’s coal plants. Any adjustments shall be confirmed by the Chief Financial Officer of the Company and communicated to the HRC with appropriate supporting calculations.

4.
Vesting. If Employee remains employed by the Company for the entire Performance Period, or terminates employment earlier but nonetheless is potentially entitled to a payment pursuant to Section 5 below, all, none or a portion of the Performance Cash Award Target will vest based on satisfaction of the Award Conditions and the other terms set forth hereunder and in Attachment A to this Award Agreement as determined by the HRC in accordance with this Agreement.

5.	Forfeiture.

(a)	Failure to Meet Award Conditions.

(i)
If the HRC determines on the ROE Determination Date that the ROE Condition has not been met, no portion of the Performance Cash Award Maximum shall be payable under this Award Agreement and the Employee shall forfeit the right to receive any Performance Cash Award hereunder and shall have no further rights with respect to such Performance Cash Award.

(ii)
If at the Award Determination Date, the ROE Condition has been met but the HRC determines that neither the 2017 Earnings Threshold nor the 2018 Earnings Threshold has been met, no portion of the Performance Cash Award Maximum shall be payable under this Award Agreement and the Employee shall forfeit the right to receive any Performance Cash Award hereunder and shall have no further rights with respect to such Performance Cash Award.

(iii)
If at the Award Determination Date, the ROE Condition has been met but the HRC determines that only one of either the 2017 Earnings Threshold or the 2018 Earnings Threshold has been met, in no event shall the Performance Cash Award be less than

$2,000,000; provided, however, that if at the Award Determination Date, the HRC determines that the S/D Goals have been less than fully satisfied, then the Performance Cash Award may, in the HRC’s discretion, be adjusted to reflect such partial achievement of the S/D Goals.

(b)
Death or Disability. Prior to March 1, 2018, if the Employee’s employment by the Company terminates by reason of death or if the HRC determines that Employee is suffering from a Disability, the Employee (or the Employee’s estate or permitted beneficiary(ies) in the event of the Employee’s death) will be eligible to receive all or a portion of the Performance Cash Award Maximum as the HRC shall determine in its discretion with due regard to the progress of the Employee toward meeting the applicable Award Conditions had the Employee otherwise remained employed through the Award Determination Date; provided, however, that in no event shall the Performance Cash Award be less than $2,000,000. Between March 1, 2018 and the Award Payment Date, if the Employee’s employment by the Company terminates by reason of death or if the HRC determines that Employee is suffering from a Disability, the Employee (or the Employee’s estate or permitted beneficiary(ies) in the event of the Employee’s death) will receive the entire Performance Cash Award Maximum. For purposes of this Award Agreement, Employee shall be considered to be suffering from a “Disability” if Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(c)
Retirement. Prior to March 1, 2018, if the Employee’s employment by the Company terminates by reason of Normal Retirement (as defined in the Pinnacle West Capital Corporation Retirement Plan), then Employee shall forfeit the right to receive any Performance Cash Award hereunder and the Employee shall have no further rights with respect to such Performance Cash Award. Between March 1, 2018 and the Award Payment Date, if the Employee’s employment by the Company terminates by reason of Normal Retirement, then the Employee shall receive (i) a Performance Cash Award of $2,000,000 subject to a determination by the HRC that the (A) ROE Condition, (B) 2017 Earnings Threshold, and (C) Year 1 Milestones each have been met, plus (ii) up to an additional $2,000,000 Performance Cash Award as the HRC may determine if at the time of the Employee’s Normal Retirement, the Board has selected and elected the Employee’s successor.

(d)
Termination For Cause. In the event Employee is terminated by the Board for Cause during the Performance Period, Employee shall forfeit the right to receive any Performance Cash Award hereunder and the Employee shall have no further rights with respect to such Performance Cash Award. For purposes only of this Section 5(d), “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the Board reflects adversely on the business or reputation of the Company or any of its subsidiaries or negatively affects any of the Company’s or any of its subsidiaries’ employees or customers.

(e)	Termination Without Cause. Prior to March 1, 2018, if the Employee’s employment as Chief Executive Officer of the Company is terminated by the Board without Cause, then the Employee shall receive a Performance Cash Award of $2,000,000 subject to a determination by the HRC that the ROE Condition has been met. Between March 1, 2018 and the Award Payment Date, if the Employee’s employment as Chief Executive Officer of the Company is terminated by the Board without Cause, then the Employee shall receive a Performance Cash Award of $4,000,000 subject to a determination by the HRC that the ROE Condition has been met.

6.
Payment. Except as otherwise provided below in this Section 6, the portion of the Performance Cash Award Maximum that vests hereunder shall be paid in cash to the Employee (or to the Employee’s estate or permitted beneficiary(ies)) on February 28, 2019 (the “Award Payment Date”).

(a)
Death or Disability. If any payment is owed to Employee pursuant to Section 5(b) of this Award Agreement, the portion of the Performance Cash Award Maximum that vests in accordance with that provision shall be paid in cash to the Employee (or to the Employee’s estate or permitted beneficiary(ies)) within 30 days following the Employee’s death or within 30 days following the HRC’s determination that Employee is suffering from a Disability, as applicable.

(b)
Retirement. If any payment is owed to Employee pursuant to Section 5(c) of this Award Agreement, the portion of the Performance Cash Award Maximum that vests in accordance with that provision shall be paid in cash to the Employee within 30 days following the later of (i) the Employee’s Termination of Employment or (ii) the HRC’s determination of the amount of the Award payable to the Employee pursuant to the terms of Section 5(c), but in no event later than March 15, 2019.

(c)
Termination Without Cause. If any payment is owed to Employee pursuant to Section 5(e), the amount of the Award that vests in accordance with those provisions shall be paid in cash to the Employee within thirty (30) days of the later of (A) the ROE Determination Date or (B) the Employee’s date of Termination of Employment. Any payment made pursuant to this Section 6(c) of the Award Agreement shall be payable only upon the execution by the Employee of an appropriate release of claims against the Company and any such payment shall be in addition to all other compensation that may be owed to the Employee pursuant to any other Company benefit plans, agreements or compensatory arrangements. The release shall be provided to Employee on the date of his Termination of Employment.  Employee will then have 21 days within which to consider signing the release.  After signing the release, the Employee shall have seven days within which to revoke the release.  If the Employee fails to sign the release, or if the Employee revokes the release, within the above-described time periods, Employee shall not be entitled to any payment pursuant to this Award Agreement.  If the release consideration period and the release revocation period span two calendar years, no payment will be made until the second calendar year.

(d)
Delay in Commencement of Payment. Notwithstanding anything herein to the contrary, if at the time of Employee’s Termination of Employment, the Employee is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to comply with Section 409A of the Code and to avoid the imposition of taxes or penalties thereunder, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the date that is six months and one day following the Employee’s Termination of Employment with the Company (or the earliest date as is permitted under Section 409A of the Code). If a payment is delayed as a result of Employee being a Specified Employee, such payment owed shall earn interest at the same rate as the market interest rate determined in accordance with Item 402(c)(2)(viii) of Regulation S-K under the United States Securities Act of 1933 for the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates from the time the payment would have been made had the Employee not been a Specified Employee until such payment is made in accordance with this Section 6(d).

(e)	Impact on Retirement Plans. Any Performance Cash Award paid to Employee will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.

7.
Tax Withholding; Limited Acceleration of Payment. Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award. Employee shall pay any and all Taxes due in connection with a payout hereunder by check or by having the Company withhold cash from any payout of the Award. No later than June 1, 2017, Employee must elect, on the election form attached hereto, how Employee will satisfy the tax obligations upon a payout. In the absence of a timely election by Employee, Employee’s tax withholding obligation will be satisfied through the Company’s withholding cash from any payout of the Award as set forth above.

Payment of the Award shall be accelerated in accordance with Treas. Reg. § 1.409A‑3(j)(4)(vi) to the limited extent necessary to provide Employee with the funds necessary to pay employment taxes that may become due prior to the payment dates described in Section 6 as well as the related income tax withholding amounts. The total payments under this acceleration provision, however, may not exceed the aggregate of the employment taxes and the income tax withholding related to the employment taxes.

8.
Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its subsidiaries to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its subsidiaries.

9.
Confidentiality. During Employee’s employment and after termination thereof, for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Affiliates any Confidential Information (as hereinafter defined), whether prepared by Employee or not; provided, however, that during the term of Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Affiliates. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement so that it may seek an appropriate protective order.

Employee agrees that all Confidential Information of the Company and its Affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Affiliates (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. For purposes of this Section 9, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Affiliates or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.

10.	Restrictive Covenants.

(a)
Non-Competition.  Employee agrees that for a period of 12 months following any Termination of Employment voluntarily by Employee (other than due to Disability),  Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is or intends to be engaged in the business activity of supplying electricity in any area of Arizona for which the Company or its Affiliates is authorized to supply electricity.

(b)
Employee Non-Solicitation. Employee agrees that for a period of 12 months following Employee’s Termination of Employment for any reason, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates, or otherwise interfere with the advantageous business relationship of the Company and its Affiliates with their employees.

(c)
Remedies. If Employee fails to comply with Sections 9, 10(a), or 10(b) in a material respect, the Company may (i) cause any of Employee’s unvested Performance Cash Award to be forfeited, (ii) refuse to deliver any cash owed hereunder, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief. If Employee is in breach of any of the provisions of this Section 10, then the time periods set forth in Sections 10(a) and (b) will be extended by the length of time during which Employee is in breach of such provisions.

11.
Cooperation with Government Agencies. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically permitted by law, because Employee is providing information to government investigatory or enforcement agencies, such as the Nuclear Regulatory Commission, Department of Labor, Equal Employment Opportunity Commission (or its state equivalent), National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent) or the Securities and Exchange Commission. This Agreement also does not limit Employee’s ability to communicate with any government agency regarding matters within the agency’s jurisdiction or otherwise participate in any investigation or proceedings that may be conducted by such agency, including providing documents or other information without notice to the Company. Nothing in this Agreement shall prevent Employee from the disclosure of Confidential Information or trade secrets that: (i) is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is permitted to be made, and is made, under seal. In the event that Employee files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Employee may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Employee’s attorney and use the Confidential Information or trade secrets in the court proceeding if Employee or Employee’s attorney: (i) files any document containing Confidential Information or trade secrets, under seal if permitted; and (ii) does not disclose the Confidential Information or trade secrets, except pursuant to or in accordance with a court order. The Company provides this notice in compliance with federal law, including the Defend Trade Secrets Act of 2016.

12.
Section 409A Compliance. If the Company concludes, in the exercise of its discretion, that this Award is subject to Section 409A of the Code, the Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with Section 409A. If the Company concludes, in the exercise of its discretion, that this Award is not subject to Section 409A, but, instead, is eligible for the short-term deferral exception to the requirements of Section 409A, the Plan and this Award Agreement shall be administered to comply with the requirements of the short-term deferral exception to the requirements of Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with the requirements of such exception. In either event, Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement other than the tax withholding election described in Section 7.

13.
Clawback. The portion of this Award, if any, that is earned based on the Company’s return on equity, the 2017 Earnings Threshold or the 2018 Earnings Threshold will be subject to potential forfeiture or recovery to the extent called for by the Company’s Clawback Policy, which is intended to be responsive to the final rules to be issued by the Securities and Exchange Commission and the listing standards to be adopted by the New York Stock Exchange pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Clawback Policy may include such other provisions as the HRC determines to be necessary or appropriate either to comply with any applicable law or listing standard or in light of Company ethics or other policies and practices. Specific requirements of the Clawback Policy may be adopted and amended at such times as the HRC determines in its discretion. By accepting this Award, Employee consents and agrees to abide by such Clawback Policy.

14.	Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as provided in the Plan.

15.
Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan prospectus.

16.
Amendment. Except as provided below, any amendments to this Award Agreement must be made by a written agreement executed by the Company and Employee. The Company may amend this Award Agreement unilaterally, without the consent of Employee, if the change (i) is required by law or regulation, (ii) does not adversely affect in any material way the rights of Employee, or (iii) is required to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code or to comply with the provisions of Section 409A of the Code and applicable regulations or other interpretive authority. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 17.15 of the Plan.

17.
Performance-Based Award. This Award is intended to be a Performance-Based Award if Employee is considered to be a Covered Employee for the tax year of the Company for which the Company claims a related tax deduction.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed, as of the Date of Grant, by an authorized representative of the Company and this Award Agreement has been executed by Employee.

PINNACLE WEST CAPITAL CORPORATION

By: /s/ Lee R. Nickloy
Its: Vice President and Treasurer
Date: May 10, 2017

EMPLOYEE

By: /s/ Donald E. Brandt
Date: May 10, 2017